Amendment to Employment Agreement

This Amendment to Employment Agreement (the “Amendment”), dated effective as of June 28, 2008 (the “Effective Date”), is by and between Ronald W. Oakley (“Employee”) and The Shaw Group Inc. (the “Company”). Employee and the Company may hereinafter be referred to collectively as, the “Parties” and each, individually, as a “Party”.

Employee and the Company are parties to that certain Employment Agreement of August 3, 2006 (the “Employment Agreement”). Unless otherwise defined herein, capitalized terms used in this agreement shall have the respective meanings assigned to such terms in the Employment Agreement.

Employee and the Company desire to amend certain provisions of the Employment Agreement and to memorialize certain other agreements.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereby agree as follows.

1.	For the remainder of the Term, Employee agrees to serve as Managing Director of Shaw Group UK Holdings with responsibility for European sales/business development activities, concentrating initially on Power Group opportunities, and support for operational activities, or any other similar position with similar duties and responsibilities that may be assigned to him from time to time by the Chief Executive Officer of the Company.

2.	Employee agrees that, for the remainder of the Term, Employee’s business assignment location will be the Company’s principal place of business for the Company’s United Kingdom business operations (the “Business Location”). Employee agrees to relocate to the Business Location not later than October 31, 2008. Not later than 15 days after the date that Employee has permanently relocated to the Business Location, the Company shall pay to Employee a one-time relocation bonus equal to $50,000 (net of taxes) to defray Employee’s expenses associated with the relocation. The Company shall have no obligation to reimburse any portion of Employee’s expenses associated with the relocation (other than the relocation bonus described above) or any personal expenses related to air travel to and from the Business Location. Employee shall remain entitled to reimbursement of legitimate business expenses in accordance with the terms of the Employment Agreement.

3.	Employee and the Company agree that clause (6) of the definition of “Good Reason” in Section 7(e) of the Employment Agreement is amended hereby to read in its entirety as follows:

(6) a material diminution in, or adverse alteration to, the Employee’s title, position, or duties, including no longer serving as the Managing Director of Shaw Group UK Holdings, without Employee’s consent.

4.	Employee acknowledges and agrees that none of the agreements set forth, or matters described, in this Agreement constitutes Good Reason for the purposes of Section 7 of the Employment Agreement.

5.	Except to the extent amended or otherwise modified by this Amendment, the terms of the Employment Agreement shall remain unchanged and in full force and effect. For the avoidance of doubt, Employee acknowledges and agrees that, by its letter to Employee dated February 27, 2008, the Company established February 28, 2008, as the “fixed term date” for purposes of Section 2 of the Employment Agreement and that, unless earlier terminated in accordance with Section 7 thereof, the Employment Agreement shall terminate on February 28, 2011.

6.	The Company agrees that it shall continue to indemnify Employee for its actions in the ordinary course of business on behalf of the Company (or its subsidiary, Shaw Group UK Holdings) to the same extent that Employee was so indemnified prior to the Effective Date as an officer of the Company under and pursuant to the Company’s Articles of Incorporation and/or By-Laws.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Amendment on June 28, 2008, effective for all purposes as of the Effective Date.

THE SHAW GROUP INC.

By: /s/ Clifton S. Rankin
Clifton S. Rankin
General Counsel and Corporate Secretary

EMPLOYEE

/s/ Ronald W. Oakley
Ronald. W. Oakley